Exhibit 99.2

USA TECHNOLOGIES APPOINTS DOUGLAS BERGERON

CHAIRMAN

Retains Korn Ferry to Conduct Search for New Chief Executive Officer

Redeems Shareholder Rights Plan

MALVERN, Pa. – April 27, 2020 – USA Technologies, Inc. (OTC:USAT) (“USAT” or the “Company”), a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market, today announced that Douglas Bergeron, Managing Partner of Hudson Executive Capital, has been named Chairman of the Board of Directors, effective immediately.

Additionally, the Company has retained Korn Ferry, a nationally recognized executive search firm, to conduct a search for a new Chief Executive Officer, which it expects to name by the end of May 2020. USAT has also determined it is in the best interests of the Company and its shareholders to redeem the shareholder rights plan implemented in October 2019.

Mr. Bergeron said, “The immediate actions taken by USAT’s newly constituted Board demonstrate the commitment of these directors to putting the Company on the right path to restoring strong corporate governance and building long-term, sustainable shareholder value. We look forward to rolling up our sleeves and working together to fundamentally transform USAT into an industry leader.”

Mr. Bergeron is a Founding CEO Partner and Managing Partner of Hudson Executive Capital. He has over 35 years of industry experience including 12 years as CEO of VeriFone, one of the world’s largest and most recognized financial technologies companies. During his tenure, VeriFone’s sales grew from $297M to $2 billion, and enterprise value grew from $50M to over $5 billion. Mr. Bergeron started his career with SunGard Data Systems and rose to become CEO of SunGard Brokerage Systems Group. As a result of his decade at SunGard and his years working with private equity sponsors, he is widely recognized as a technology turnaround expert with deep operational skills and a worldwide expert network of partner executives.

Mr. Bergeron is a permanent member of the Council on Foreign Relations. He received his B.A (Hons) from York University in Toronto, his M.S. from the University of Southern California.

About USA Technologies, Inc.

USA Technologies, Inc. is a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market. With approximately 1.2 million connections, USAT is transforming the unattended retail community by offering one integrated solution for payments processing, logistics, and back-office management. The company’s enterprise-wide platform is designed to increase consumer engagement and sales revenue through digital payments, digital advertising and customer loyalty programs, while providing retailers with control and visibility over their operations and inventory. As a result, customers ranging from vending machine companies, to operators of micro-markets, gas and car charging stations, laundromats, metered parking terminals, kiosks, amusements and more, can run their businesses more proactively, predictably, and competitively.

Contacts

Press:

Jonathan Gasthalter/Amanda Klein

Gasthalter & Co.

212-257-4170